TUESDAY JUNE 6, 12:37 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Chromatics Color Sciences International, Inc.

CHROMATICS COLOR SCIENCES INTERNATIONAL COMPLETES ACQUISITION OF GORDON LABORATORIES

GORDON CEO BRIAN FITZPATRICK BECOMES PRESIDENT & COO OF CHROMATICS

NEW YORK, June 6/PRNewswire/ -- Chromatics Color Sciences International, Inc. (Nasdaq: CCSI-news) announced today that it has completed the acquisition of Gordon Laboratories, Inc., a Carson City, Calif.-based formulator and manufacturer of cosmetics, hair care and other personal care products. The Company has acquired approximately an 85% equity interest in Gordon for approximately $5.5 million in cash and stock and will acquire the remaining interest within one year.

Brian Fitzpatrick, the former Chairman, President and CEO of Gordon, has been named President & Chief Operating Officer of CCSI and will relocate to the Company's New York headquarters. Mr. Fitzpatrick has been the Chairman, President & CEO of Gordon since April 1996 and, prior to this, he served as president of several electronic manufacturing companies after working for the Polaroid Corporation in its industrial marketing division. He graduated with an MBA degree in Finance & Marketing from Adelphi University in 1986 and received a BS degree in Marketing from Seton Hall University in 1975.

The Company's Chief Executive Officer, Darby Macfarlane, commented, "We believe this acquisition is a very good strategic move for us for several reasons. First and foremost, Brian Fitzpatrick is an outstanding executive with whom I've worked for several years. We are very fortunate to acquire his skills. Along with Brian, the acquisition provides us with an experienced management team fully operational in the cosmetics and beauty care industry, as we move to establish our presence there."

She said, "This transaction diversifies and significantly enhances our revenue stream immediately, and positions us well for long-term growth."

Mrs. Macfarlane indicated that Gordon will provide CCSI with needed infrastructure to commercialize its color science technology in the cosmetics and hair colorant markets. The two companies already had entered into a licensing agreement to commercialize the marketing of the Company's new, hand-held Colormate(R) device and system for selecting personalized colors of cosmetics, hair color and beauty related products, including custom-blended cosmetic foundations. The Company expects to capitalize on Gordon's manufacturing and marketing capabilities to generate expanded revenues from laboratory product chromaticity studies, color-measuring systems and related products.

Gordon also has the capability to produce TLc-Lensette(R) calibration standards for the Company's medical device, the Colormate(R) TLc-BiliTest(R) non-invasive monitoring system for infant jaundice. Ms. Macfarlane said she expects Gordon to be qualified for the production of calibration standards by the end of the year.

Gordon is recognized within the personal and beauty care industry as a high-quality formulator, packager and contract manufacturer of a variety of cosmetics and other beauty care products for branded consumer product marketers and private label retailers. The Company's customer base consists of leading brand marketers, major mass merchandisers and direct-sale marketers, including such leading names as Sears, The Gap, Kmart, Tova, -erber, Herbalife, The Body Shop, Bath & Body Works and Victoria's Secret. Gordon anticipates revenues of approximately $7 million for its fiscal year ending May 31, 2000 -- a volume level it expects to increase significantly, having recently expanded its production capacity by moving into a custom-designed, state-of-the-art, 60,000 sq. ft laboratory and manufacturing facility in Carson City.

Chromatics Color Sciences International is in the business of color science and has developed technologies and intellectual properties in this field. The Company has received clearance from the Food and Drug Administration (FDA) for the commercial use of its medical device for the non-invasive monitoring of bilirubin in newborns by healthcare professionals in hospitals, clinics, pediatrician offices and the home environment. The Company believes its technologies and intellectual properties may also have medical applications in the detection and monitoring of other chromogenic diseases, which the Company defines as those diagnosed or monitored by the coloration of the human skin, issue or fluid being affected. Medical applications, in addition to the non-invasive monitoring of bilirubin in newborns, will require additional clinical trials and FDA clearances for commercial use.

The Company's technologies and intellectual properties also have other applications including the scientific color measurement and classification of human skin and certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty-aid and fashion industries.

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the ability of the Company to finalize an amendment to Gordon Laboratories' existing long-term credit facility on terms acceptable to the Company, the Company's ability to implement its long range business plan for various applications for its technologies, the Company's ability to enter into agreements with additional marketing and distribution partners, the impact of competition, the obtaining and maintaining of any necessary regulatory clearances applicable to applications of the Company's technology, management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on Form 10-K for the year ended December 31, 1999 and on Form 10-Q for the quarter ended March 31, 2000.